Exhibit 8.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

[●] [●], 2021

NewHold Investment Corp.

12141 Wickchester Ln., Suite 325

Houston, Texas 77079

Re:	Registration Statement of NewHold Investment Corp.

Ladies and Gentlemen:

We have acted as counsel to NewHold Investment Corp. (“NHIC”), a Delaware corporation, in connection with the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on April 2, 2021 (the “Registration Statement”), relating to the Agreement and Plan of Merger, dated as of March 5, 2021, as amended (the “Merger Agreement”), by and among NHIC, NHIC Sub Inc., a Delaware corporation and wholly owned subsidiary of NHIC (“Merger Sub”) and Evolv Technologies, Inc., a Delaware corporation (the “Company”) Pursuant to the Agreement, Merger Sub will merge with and into the Company (the “Merger” or the “Business Combination”), with the Company surviving the Merger as a wholly owned subsidiary of NHIC. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, certain customary tax representation letters provided by the Company, on the one hand, and NHIC and Merger Sub, on the other hand (the “Tax Representation Letters”), and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) the statements and representations contained in the Tax Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iv) any such statement or representation set forth in the Merger Agreement, the Registration Statement or the Tax Representation Letters that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (v) the parties to the Merger Agreement and their respective subsidiaries will treat the transactions for U.S. federal income tax purposes in a manner consistent with this opinion, (vi) such parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement and (vii) there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of the Merger. If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement, or the Tax Representation Letters, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

NewHold Investment Corp. Houston, Texas 77079 Page 2

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences – Characterization of the Merger."

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Except as expressly provided herein, we express no opinion with respect to any tax matter.

We hereby consent to the filing of this letter, as applicable or required, as an exhibit to the Registration Statement and to the reference to this firm as counsel to NHIC under the caption “Material U.S. Federal Income Tax Consequences – Characterization of the Merger” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Loeb & Loeb LLP